EXHIBIT 24.1

                 Consent of Independent Accountants



The Board of Directors and Stockholders
Orange-co, Inc. and Subsidiaries


We  consent  to  incorporation  by  reference  in  the  registration statement (No. 33-17386) on Form S-8 of Orange-co, Inc. and subsidiaries of our report Dated December 4, 1996 relating to the consolidated balance sheet of Orange-co, Inc. and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for the year then ended, which report appears in the September 30, 1996 annual report on Form 10-K of Orange-co, Inc. and subsidiaries.


/s/KPMG Peat Marwick LLP
---------------------
KPMG Peat Marwick LLP



Orlando, Florida
December 4, 1995